EXHIBIT 99.1

Radius Global Infrastructure Announces Increase in Size of its Board with the Addition of Ashley Leeds as a New Director

NEW YORK--November 13, 2020-- Radius Global Infrastructure, Inc. (NASDAQ: RADI) (the “Company”), one of the largest global aggregators of real property interests underlying wireless communications cell sites and other communications infrastructure, today announced that it has appointed increased the size of its Board of Directors from 8 to 9 members and appointed Ashley Leeds to fill the vacancy created, both effective November 12, 2020. Ms. Leeds will serve on the Audit Committee and the Nominating and Corporate Governance Committee of the Company’s Board.

Ashley is currently the CEO of JED Group LLC, an omnichannel, luxury apparel and accessories brand. Ashley commenced her career as an investment banker at Lehman Brothers where she advised companies in the broadcast, cable and wireless telecommunications sectors. In 1995, Ms. Leeds became a Founding Partner at Baker Capital, a communications and media focused private equity and venture capital firm. In 2007, she established RIME Communications Capital, an investment firm focused on early stage investing in technology-driven products and services businesses.  While at these investment firms, Ms. Leeds was responsible for sourcing, structuring and monitoring portfolio investments and was a director on several public and private company boards.

“We are extremely pleased to welcome Ashley to our Board of Directors,” said Bill Berkman, Co-Chairman and Chief Executive Officer of Radius Global Infrastructure. “Ashley brings a wealth of global leadership experience through her successful track record of investing in and advising dynamic growth companies operating at the nexus of the technology, media, communications and consumer products industries. We believe that Ashley will make a tremendous contribution to our Board as we continue to grow, through organic and strategic opportunities, across our U.S. and international footprint.”

About the Company:

Radius Global Infrastructure, Inc., through its subsidiary AP Wireless ("APW"), is a multinational owner of a growing, diversified portfolio of triple-net ground, rooftop and other critical communications properties leased to wireless carriers and tower companies underlying their mission critical cell site antenna infrastructure. APW's proven lease origination engine drives highly attractive yields on capital invested. The Company is also expanding into other digital infrastructure segments and has a broad pipeline of proprietary and non-proprietary acquisitions, investments and build-to-suit opportunities.

For further information see https://www.radiusglobal.com.

Investor Relations:

ICR Inc.

Evelyn Infurna/Nikki Sacks

Email: investorrelations@radiusglobal.com Phone: 1-484-278-2667

Media:

Sard Verbinnen & Co Jim Barron/Jared Levy

Email: RadiusGlobal-SVC@sardverb.com 212-687-8080

Source: Radius Global Infrastructure, Inc.